Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact: Bernard H. Clineburg,
Tysons Corner, Virginia	Chairman, President & Chief Executive Officer
April 19, 2006	or
Robert A. Cern,
Executive Vice President & Chief Financial Officer
703-584-3400

CARDINAL FINANCIAL REPORTS RECORD FIRST QUARTER EARNINGS

Cardinal Financial Corporation (NASDAQ: CFNL) (the “Company”), parent company of Cardinal Bank (the “Bank”), announced its results of operations for the first quarter of 2006.

HIGHLIGHTS

•                  Net income increased 61% to $2.6 million compared to the first quarter of 2005.

•                  Commercial banking earnings increased 345% while mortgage banking profit decreased by 70% over the comparable period in 2005.

•                  Basic earnings per share increased 22% to $0.11 compared to the first quarter of 2005.

•                  Consolidated assets grew 16% to $1.48 billion at March 31, 2006, compared to March 31, 2005.

•                  Loans increased 36% while deposits grew 20% year over year.

•                  Net interest margin increased 11% to 3.16%.

•                  Asset quality remained excellent. Non-performing loans were 0.02% of total assets for the first quarter 2006 compared to 0.05% for the first quarter of 2005.

•                  Trust operations were initiated upon completing the acquisition of more than $5 billion in fiduciary assets.

•                  The Bank opened its first banking office in Washington, D.C., at 1776 K Street, NW, on the corner of 18th and K Streets.

•                  The Bank received regulatory approval to open a banking office in Chantilly, Virginia.

RESULTS OF OPERATIONS

Net income increased 61%; net interest margin and earnings per share also improved.

The Company reported net income of $2.6 million for the quarter ended March 31, 2006 compared to net income of $1.6 million for the quarter ended March 31, 2005, a 61% increase. Basic earnings per share was $0.11 for the quarter ended March 31, 2006, compared to $0.09 during the same quarter of 2005, a 22% increase. Diluted earnings per share was $0.10 for the quarter ended March 31, 2006, compared to $0.09 per diluted share during the same quarter of 2005, an 11% increase. The Company’s trust operations are included in the 2006 quarterly results since February 9, 2006, the date of purchase by the Company. This acquisition did not significantly impact consolidated operating results for the quarter ended March 31, 2006.

The Company’s net interest margin, which equals net interest income as a percentage of average earning assets, improved to 3.16% in the first quarter of 2006 from 2.84% in the first quarter of 2005. Return on average assets for the first quarter of 2006 was 0.76%, compared to 0.57% in the first quarter of 2005. Return on shareholder’s equity was 6.94% in the first quarter of 2006, compared to 6.61% in the first quarter of the prior year. The Company’s efficiency ratio, which equals non-interest expense divided by the total of net interest income and non-interest income, was 73.29% for the quarter ended March 31, 2006, compared to 77.62% for the same quarter of the prior year. The Company’s net interest spread, which equals the difference between the interest rates that it earns on all of its interest-earning assets and the rates that it pays on its interest-bearing liabilities, was 2.52% in the first quarter of 2006, compared to 2.34% in the first quarter of 2005.

During the quarters ended March 31, 2006 and 2005, provisions for loan losses of $250 thousand and $549 thousand were recorded, respectively.

Quarterly net interest income increased 33%; non-interest income improved despite slow down in local mortgage banking activity.

Net interest income for the quarter ended March 31, 2006 was $10.4 million, a 33% increase over the comparable quarter of 2005. This increase was primarily the result of the previously mentioned asset growth, increased loan yields and higher net interest margin. Net interest income for the quarters ended March 31, 2006 and 2005 represented 67% and 60% of the Company’s total revenues, respectively.

The Company’s non-interest income increased by $21 thousand in the quarter ended March 31, 2006 from the first quarter of 2005. The slow down in the regional housing market, due in part to rising interest rates, adversely impacted the contribution to non-interest income and consolidated net income from the Company’s mortgage banking operation. Gains on sales of loans declined by $805 thousand, or 22%, from the first quarter of 2005. Management fees, which are the fees earned by the mortgage banking operation for services it provides to other mortgage banking companies that are owned by local home builders, decreased by $106 thousand, or 20% in the first quarter of 2006, from the first quarter of 2005. Also included in non-interest income for the quarter ended March 31, 2006 was a $349 thousand gain from the extinguishment of a Company borrowing. Non-interest income for the quarters ended March 31, 2006 and 2005 represented 33% and 40% of the Company’s total revenues, respectively.

Partially offsetting the increases in net interest income and non-interest income was a 13% increase in non-interest expense from the first quarter of 2005 to the first quarter of 2006. The increase in non-interest expense was primarily attributable to the addition of three branch banking offices and the acquisitions of Wilson/Bennett Capital Management and the trust operations since the first quarter of 2005. The Company has recently received regulatory approval to open its 23rd banking office in Chantilly, Virginia.

Operating Segment Results: Commercial Banking Segment earnings increased 345%.

The Company has three operating segments. The Commercial Banking Segment had net income of $2.6 million for the quarter ended March 31, 2006, compared to $595 thousand for the same quarter of 2005, reflecting asset growth, improved net interest margin and operating efficiencies. The Mortgage Banking Segment had net income of $419 thousand for the quarter ended March 31, 2006, compared to net income of $1.4 million in the same quarter of 2005, as a result of a slow down in the regional housing market. The Trust and Investment Services Segment, which includes trust operations from the date its acquisition by the Company on February 9, 2006, had net income of $18 thousand for the first quarter of 2006, compared to a net loss of $41 thousand in the first quarter of 2005. The combined net income of these three operating segments less the non-operating expenses of the parent company (principally interest expenses and overhead costs) is the Company’s consolidated net income.

FINANCIAL CONDITION

Total assets grew 16% and deposits grew 20% year over year.

At March 31, 2006, consolidated assets of the Company were $1.48 billion, a 16% increase from consolidated assets of $1.28 billion at March 31, 2005. Loans receivable were $730.0 million at March 31, 2006, and increased by $194.3 million, or 36%, from March 31, 2005.

This loan growth was funded by a 20% or $177.1 million increase in deposits, which totaled $1.07 billion at March 31, 2006, compared to $894.9 million at March 31, 2005. Brokered certificates of deposit decreased by 98% to $981 thousand at March 31, 2006, compared to $66.7 million at March 31, 2005.

Loans held for sale, which are originated and acquired by the Company’s mortgage banking operation, were $300.2 million at March 31, 2006 compared to $364.1 million at March 31, 2005, an 18% decrease. Loans originated and acquired by the Company’s mortgage banking operation were $674 million for the first quarter of 2006 compared to $835 million in the first quarter of 2005, reflecting the slow down in the regional housing  market.

Non-accrual loans at March 31, 2006 were $278 thousand, or 0.04% of loans receivable, compared to $604 thousand or 0.11% of loans receivable at March 31, 2005. Annualized net charge-offs during the first quarter of 2006 were 0.02% of loans receivable. The allowance for loan loses was 1.17% of loans at March 31, 2006, compared to 1.20% at March 31, 2005.

Capitalization remains strong.

Both the Company and the Bank remain “well capitalized” from a regulatory perspective.

Shareholders’ equity increased 56% to $149.8 million at March 31, 2006, compared to $95.7 million at the same date in 2005. Shareholders’ equity was 10.1% and 7.5% of consolidated assets at March 31, 2006 and 2005, respectively. The increase in shareholders’ equity from March 31, 2005 is primarily the result of a secondary common stock offering in May 2005, which raised $39.8 million, as well as earnings retained in the Company.

ANNUAL SHAREHOLDERS MEETING

The Company’s Annual Shareholders Meeting will be held on Friday, April 21, 2006, at the Hyatt Fair Lakes, 12777 Fair Lakes Circle, Fairfax, Virginia. The meeting will begin at 10:00 a.m. (ET).

MANAGEMENT COMMENTS

Bernard H. Clineburg, Chairman and CEO, said, “I am pleased to report that we achieved our 15th consecutive profitable quarter and increased our first quarter earnings 61% over last year’s results. More importantly, the Commercial Banking Segment continued to demonstrate strong earnings momentum. We opened Trust and Investment Services, completing the acquisition of more than $5 billion in fiduciary assets. With the addition of trust services, we have become a competitive force in the region’s wealth management market.

We continued to expand our branch network with the addition of our first office in Washington, D.C., at the premier location of 1776 K Street NW, and we received regulatory approval to open an office in the coveted Chantilly market. This will be our 12th location in Fairfax and our 23rd banking office. We will consider further expansion as opportunities arise in growth areas.”

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking statements” within the meaning of the federal securities laws. These forward-looking statements contain information related to matters such as the Company’s intent, belief or expectation with regard to such matters as financial performance, credit losses and branch expansion. Such statements are necessarily based on management’s assumptions and estimates and are inherently subject to a variety of risks and uncertainties concerning the Company’s operations and business environment, which are difficult to predict and beyond the control of the Company. Such risks and uncertainties could cause actual results to differ materially from those matters expressed or implied in such forward-looking statement. For an explanation of the risks and uncertainties associated with forward-looking statements, please refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 and other reports filed and furnished to the Securities and Exchange Commission. These risks include, but are not limited to, such factors as our mortgage banking revenue is sensitive to changes in economic conditions, goodwill and other intangibles may become impaired and the Company may be adversely affected by economic conditions in its market area. In addition, risks and uncertainties related to the Company’s trust operations include the ability of the Company to successfully integrate those operations into the organization.

About Cardinal Financial Corporation:  Cardinal Financial Corporation is a financial holding company headquartered in Tysons Corner, Virginia. On March 31, 2006, Cardinal Financial Corporation had assets of $1.48 billion. Through its wholly-owned subsidiary, Cardinal Bank, the Company serves the Washington Metropolitan region with 22 conveniently located banking offices in Alexandria, Annandale, Arlington, Clifton, Fairfax City, Fredericksburg, Herndon, Leesburg, Manassas, McLean, Purcellville, Reston, Stafford, Sterling, Sterling Park, K Street in Washington, D. C. and two locations each in Fairfax, Tysons Corner and Woodbridge. Cardinal also operates three other subsidiaries: a residential mortgage lending company, George Mason Mortgage, LLC, based in Fairfax, with nine offices throughout the Washington Metropolitan region; a full-service investment services company, Cardinal Wealth Services, Inc., and an asset management company, Wilson/Bennett Capital Management, Inc. The company’s stock is traded on the NASDAQ (CFNL). For additional information, please visit our Web site at www.cardinalbank.com.

Cardinal Financial Corporation and Subsidiaries

Summary Statements of Condition

March 31, 2006,  December 31, 2005 and March 31, 2005

(Dollars in thousands)

	(Unaudited)		(Unaudited)	% Change
	March 31, 2006	December 31, 2005	March 31, 2005	Current Year	Year Over Year
Cash and due from banks	$29,757	$16,514	$15,979	80.2%	86.2%
Federal funds sold	32,760	20,075	17,650	63.2%	85.6%

Investment securities available-for-sale	220,813	178,955	163,377	23.4%	35.2%
Investment securities held-to-maturity	110,541	115,269	133,435	-4.1%	-17.2%
Total investment securities	331,354	294,224	296,812	12.6%	11.6%

Other investments	7,783	7,092	7,621	9.7%	2.1%
Loans held for sale, net	300,194	361,668	364,126	-17.0%	-17.6%

Loans receivable, net of fees	730,003	705,644	535,704	3.5%	36.3%
Allowance for loan losses	(8,520)	(8,301)	(6,432)	2.6%	32.5%
Loans receivable, net	721,483	697,343	529,272	3.5%	36.3%

Premises and equipment, net	18,046	18,201	17,383	-0.9%	3.8%
Goodwill and intangibles, net	20,696	20,502	14,645	0.9%	41.3%
Other assets	19,646	16,668	14,868	17.9%	32.1%

TOTAL ASSETS	$1,481,719	$1,452,287	$1,278,356	2.0%	15.9%

Non-interest bearing deposits	$114,618	$114,915	$110,312	-0.3%	3.9%
Interest bearing deposits	957,339	954,957	784,559	0.2%	22.0%
Total deposits	1,071,957	1,069,872	894,871	0.2%	19.8%

Other borrowed funds	173,543	155,421	188,715	11.7%	-8.0%
Mortgage funding checks	52,077	41,635	74,263	25.1%	-29.9%
Escrow liabilities	6,297	11,013	8,549	-42.8%	-26.3%
Other liabilities	28,016	26,467	16,228	5.9%	72.6%

Shareholders’ equity	149,829	147,879	95,730	1.3%	56.5%

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,481,719	$1,452,287	$1,278,356	2.0%	15.9%

Cardinal Financial Corporation and Subsidiaries

Summary Income Statements

Three Months Ended March 31, 2006 and 2005

(Dollars in thousands, except share and per share data)

	For the Three Months Ended
	March 31,
	2006	2005	% Change
	(Unaudited)
Net interest income	$10,395	$7,822	32.9%
Provision for loan losses	(250)	(549)	-54.5%
Net interest income after provision for loan losses	10,145	7,273	39.5%

Service charges on deposit accounts	369	280	31.8%
Loan service charges	623	626	-0.5%
Investment fee income	681	159	328.3%
Net gain on sales of loans	2,776	3,581	-22.5%
Management fee income	418	524	-20.2%
Other non-interest income	337	13	2492.3%
Total non-interest income	5,204	5,183	0.4%

Net interest income and non-interest income	15,349	12,456	23.2%

Salaries and benefits	5,931	4,870	21.8%
Occupancy	1,208	1,046	15.5%
Depreciation	749	680	10.1%
Data processing	325	508	-36.0%
Telecommunications	310	333	-6.9%
Other operating expense	2,909	2,658	9.4%
Total non-interest expense	11,432	10,095	13.2%
Net income before income taxes	3,917	2,361	65.9%
Provision for income taxes	1,323	749	76.6%
NET INCOME	$2,594	$1,612	60.9%

Earnings per common share - basic	$0.11	$0.09	22.2%

Earnings per common share - diluted	$0.10	$0.09	11.1%

Weighted-average common shares outstanding - basic	24,387,203	18,524,847	31.6%

Weighted-average common shares outstanding - diluted	25,026,125	18,830,265	32.9%

Cardinal Financial Corporation and Subsidiaries

Selected Financial Information

(In thousands, except per share data and ratios)

	For the Three Months Ended
	March 31,
	2006	2005
Income Statements (unaudited):
Interest income	$19,710	$13,491
Interest expense	9,315	5,669
Net interest income	10,395	7,822
Provision for loan losses	250	549
Net interest income after provision for loan losses	10,145	7,273
Non-interest income	5,204	5,183
Non-interest expense	11,432	10,095
Net income before income taxes	3,917	2,361
Provision for income taxes	1,323	749
Net income	$2,594	$1,612

	March 31, 2006	March 31, 2005
Balance Sheet Data (unaudited):
Total assets	$1,481,719	$1,278,356
Loans receivable, net of fees	730,003	535,704
Allowance for loan losses	(8,520)	(6,432)
Loans held for sale	300,194	364,126
Total investment securities	331,354	296,812
Total deposits	1,071,957	894,871
Other borrowed funds	173,543	188,715
Total shareholders’ equity	149,829	95,730

Common shares outstanding	24,367	18,531

	March 31, 2006	March 31, 2005
Selected Average Balances (unaudited):
Total assets	$1,366,498	$1,136,906
Loans receivable, net of fees	712,656	505,860
Allowance for loan losses	(8,425)	(5,988)
Loans held for sale	233,560	289,024
Total investment securities	305,400	289,852
Interest earning assets	1,317,748	1,101,070
Total deposits	1,051,078	847,831
Other borrowed funds	145,102	153,580
Total shareholders’ equity	149,476	97,515
Weighted Average:
Common shares outstanding - basic	24,387	18,525
Common shares outstanding - diluted	25,026	18,830

Per Common Share Data (unaudited):
Basic net income	$0.11	$0.09
Fully diluted net income	0.10	0.09
Book value	6.15	5.17
Tangible book value	5.31	4.38

Performance Ratios (unaudited):
Return on average assets	0.76%	0.57%
Return on average equity	6.94%	6.61%
Net interest margin (1)	3.16%	2.84%
Efficiency ratio (2)	73.29%	77.62%
Non-interest income to average assets	1.52%	1.82%
Non-interest expense to average assets	3.35%	3.55%

Asset Quality Data (unaudited):
Annualized net charge-offs to average loans receivable, net of fees	0.02%	0.00%
Nonaccrual loans to loans receivable, net of fees	0.04%	0.11%
Nonaccrual loans to total assets	0.02%	0.05%
Allowance for loan losses to loans receivable, net of fees	1.17%	1.20%
Allowance for loan losses to nonperforming loans	3064.7%	1064.9%

Capital Ratios (unaudited):
Tier 1 risk-based capital	15.02%	12.07%
Total risk-based capital	15.86%	12.82%
Leverage capital ratio	11.36%	9.23%

(1) Net interest margin is calculated as net interest income divided by total average earning assets.

(2) Efficiency ratio is calculated as total non-interest expense divided by the total of net interest income and non-interest income.

Cardinal Financial Corporation and Subsidiaries

Average Statements of Condition and Yields on Earning Assets and Interest-Bearing Liabilities

Three Months Ended March 31, 2006 and 2005

(Dollars in thousands)

(Unaudited)

	For the Three Months Ended
	March 31, 2006		March 31, 2005
	Average Balance	Average Yield	Average Balance	Average Yield
Interest-earning assets:
Loans receivable, net of fees	$712,656	6.46%	$505,860	5.76%
Loans held for sale	233,560	6.96%	289,024	4.65%
Investment securities - available-for-sale (1)	192,106	4.31%	153,907	3.72%
Investment securities - held-to-maturity	113,294	3.97%	135,945	3.85%
Other investments	6,563	5.43%	5,172	4.19%
Federal funds sold	59,569	4.42%	11,162	2.20%
Total interest-earning assets	1,317,748	5.92%	1,101,070	4.90%

Non-interest earning assets:
Cash and due from banks	7,278		2,519
Premises and equipment, net	18,157		17,000
Goodwill and intangibles, net	20,471		14,501
Accrued interest and other assets	11,269		7,804
Allowance for loan losses	(8,425)		(5,988)

TOTAL ASSETS	$1,366,498		$1,136,906

Interest-bearing liabilities:
Interest-bearing deposits	$940,757	3.36%	$743,948	2.55%
Other borrowed funds	145,102	3.66%	153,580	2.59%
Total interest-bearing liabilities	1,085,859	3.40%	897,528	2.56%

Noninterest-bearing liabilities:
Noninterest-bearing deposits	110,321		103,883
Other liabilities	20,842		37,980

Shareholders’ equity	149,476		97,515

TOTAL LIABILITIES & SHAREHOLDERS’ EQUITY	$1,366,498		$1,136,906

NET INTEREST MARGIN		3.16%		2.84%

(1) Interest income for investment securities available-for-sale is reported on a fully taxable-equivalent basis at a rate of 35%.

Cardinal Financial Corporation and Subsidiaries

Segment Reporting at and for the Three Months Ended March 31, 2006 and 2005

(Dollars in thousands)

(Unaudited)

At and for the Three Months Ended March 31, 2006:

	Commercial	Mortgage	Trust & Investment	Intersegment
	Banking	Banking	Services	Elimination	Other	Consolidated
Net interest income	$9,528	$1,137	$—	$—	$(270)	$10,395
Provision for loan losses	250	—	—	—	—	250
Non-interest income	925	3,587	681	—	11	5,204
Non-interest expense	6,199	4,077	654	—	502	11,432
Provision for income taxes	1,356	228	9	—	(270)	1,323
Net income (loss)	$2,648	$419	$18	$—	$(491)	$2,594

Total Assets	$1,408,884	$318,583	$6,922	$(412,602)	$159,932	$1,481,719

At and for the Three Months Ended March 31, 2005:

	Commercial	Mortgage	Trust & Investment	Intersegment
	Banking	Banking	Services	Elimination	Other	Consolidated
Net interest income	$6,742	$1,311	$—	$—	$(231)	$7,822
Provision for loan losses	549	—	—	—	—	549
Non-interest income	374	4,642	159	—	8	5,183
Non-interest expense	5,593	3,952	221	—	329	10,095
Provision for income taxes	379	579	(21)	—	(188)	749
Net income (loss)	$595	$1,422	$(41)	$—	$(364)	$1,612

Total Assets	$1,192,690	$379,403	$691	$(411,226)	$116,798	$1,278,356